                                                                    Exhibit 99.1

LIBERTY MEDIA CORPORATION                                                 [LOGO]
FOURTH QUARTER EARNINGS RELEASE


IMPORTANT NOTICE: Liberty Media Corporation ("Liberty") (NYSE: L, LMC.B) President and CEO, Greg Maffei, and Chairman, John Malone, will discuss Liberty's earnings release in a conference call which will begin at 11:00 a.m.
(ET) March 8, 2006. The call can be accessed by dialing (913) 981-4911 or (800) 819-9193 at least 10 minutes prior to the start time. Replays of the conference call can be accessed from 2:00 p.m. (ET) on March 8, 2006 through 5:00 p.m. (ET) March 15, 2006, by dialing (719) 457-0820 or (888) 203-1112 plus the pass code
4157605#. The call will also be broadcast live across the Internet and archived on our website until April 10, 2006. To access the web cast go to http://www.libertymedia.com/investor_relations/default.htm. Links to this press release will also be available on the Liberty Media web site.

Englewood, Colorado - Liberty Media Corporation reported today that QVC experienced 14% revenue growth for both the fourth quarter and full year 2005. QVC's operating cash flow grew 14% in the fourth quarter and 16% in 2005. Starz Entertainment Group reported continued subscriber growth for the year as Starz' average subscription units increased 7% in 2005 and Encore's average subscription units grew 8%.

Liberty had many highlights during the fourth quarter. In November, the company announced its plan to create a tracking stock to follow the performance of its interactive assets. Also in November, Liberty announced that it had reached agreement to acquire 51% of Fun Technologies. In December, Liberty reached an agreement to purchase 100% of Provide Commerce.

Also during the quarter, Liberty announced the appointment of Michael George to replace Doug Briggs as the President and CEO of QVC and the appointment of Greg Maffei as Dob Bennett's successor as President and CEO of Liberty.

Liberty owns a broad range of electronic retailing, media, communications and entertainment businesses and investments. Its businesses include some of the world's most recognized and respected brands and companies, including QVC, Starz Entertainment, IAC/InterActiveCorp, Expedia and News Corporation.

For 2005, Liberty identified the following businesses, which were privately held entities owned by or in which Liberty held an interest at December 31, 2005, as its principal operating segments:

o    QVC, Inc., a consolidated, 98.4% owned subsidiary; and

o Starz Entertainment Group LLC (SEG), a consolidated, wholly-owned subsidiary.

QVC

QVC's revenue increased 14% Q/Q to $2.1 billion and 14% Y/Y to $6.5 billion. QVC's operating cash flow increased 14% Q/Q to $469 million and 16% Y/Y to $1.4 billion.

Revenue from QVC's domestic businesses increased 14% Q/Q to $1.5 billion and 12% Y/Y to $4.6 billion. Operating cash flow increased 8% Q/Q to $360 million and 11% Y/Y to $1.1 billion. The domestic revenue increase was attributed to increased sales to existing subscribers primarily in the home area for the quarter and primarily in the apparel and accessories areas for the year. The domestic operations shipped approximately 37.0 million units during the quarter, an increase of 11%, and approximately 114.9 million units during the year, an increase of 9%. The average selling price increased 4% from $41.86 to $43.48 Q/Q and increased 4% from $41.61 to $43.17 Y/Y. QVC.com sales as a percentage of domestic sales grew from 17% in the fourth quarter of 2004 to 19% in 2005. For the fiscal year, QVC.com sales as a percentage of domestic sales grew from 15% in 2004 to 18% in 2005. The domestic operating cash flow margins decreased 150 basis points for the quarter and 20 basis points for the year due primarily to a reduction in the gross margins. Gross margins decreased in both periods due to a higher obsolescence provision required on the December 31, 2005 inventory balance compared to an $8 million inventory obsolescence credit recorded in the fourth quarter of 2004.

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QVC's international operations experienced positive results for the quarter and year due to a combination of greater sales to existing subscribers as well as new subscriber growth offset by unfavorable foreign currency exchange rates. Revenue from international operations increased 14% Q/Q to $541 million and 20% Y/Y to $1.9 billion as a result of strong performances from each of the international divisions. Excluding the effect of exchange rates, international revenue increased 24% Q/Q and 22% Y/Y. The operating cash flow of the international operations increased from $77 million to $109 million, or 42%, Q/Q and increased from $253 million to $338 million, or 34%, Y/Y due primarily to increased revenue. Excluding the effect of exchange rates, QVC's international operating cash flow increased 53% Q/Q and 35% Y/Y. The international cash flow margin increased from 16% to 20% Q/Q and from 16% to 18% Y/Y due to improved gross margins and operating leverage. Gross margins increased in both periods due to a lower obsolescence provision required on the December 31, 2005 inventory balance.

QVC's outstanding bank debt was $800 million at December 31, 2005.

SEG

SEG's revenue was relatively flat Q/Q at $247 million and increased 4% Y/Y to $1.0 billion. SEG's operating cash flow decreased 37% Q/Q to $29 million and 28% Y/Y to $171 million.

The fluctuations in revenue are primarily due to an increase in the average number of subscription units for SEG's services, partially offset by a decrease in the effective rate charged for such services.

SEG's Starz and Encore movie services are the primary drivers of SEG's revenue. Starz average subscriptions increased 7% and Encore average subscriptions increased 8% Y/Y. While the average subscription units increased in 2005, as compared to 2004, most of this growth occurred in late 2004, and SEG's Starz and Encore units remained relatively flat for most of 2005. SEG believes that this trend was due to a number of factors including (1) certain cable operators shifting their marketing efforts away from the addition of premium video subscribers to promotion of other services; (2) a reduction in the rate of growth of digital subscribers; and (3) a loss of subscribers due to the hurricane damage in the Gulf Coast region in the third quarter of 2005.

SEG's operating expenses increased 8% Q/Q and 15% Y/Y. The increases for both periods were due primarily to higher programming costs, which increased from $564 million for the full year 2004 to $668 million for the full year 2005, and increases in S,G&A expenses. The programming increases were due to an increase in the percentage of first-run movie exhibitions utilized (which have a relatively higher cost per title) as compared to the number of library product exhibitions in 2005 and higher costs per title as a result of new rate cards for movie titles under certain of SEG's license agreements. In 2004 and 2005, SEG launched via the Internet, Starz Ticket and Vongo, respectively, which are comprised of Starz and Starz on Demand and other movie and entertainment content. S,G&A expenses increased for both periods primarily due to consulting and marketing expenses incurred in connection with SEG's 2005 development and 2006 launch of Vongo and a $12 million credit recorded by SEG in 2004 related to the recovery of certain accounts receivable from Adelphia Communications and other customers for which a reserve had previously been provided. These increases were partially offset by a $16 million decrease in sales and marketing as SEG participated in fewer national marketing campaigns and obtained a reduction in marketing commitments under the new affiliation agreement with Comcast in 2005. Operating cash flow decreased due to increased expenses.

NOTES

As a supplement to Liberty's consolidated statements of operations included in its 10-K, the preceding is a presentation of financial information on a stand-alone basis for QVC and Starz Entertainment.

Unless otherwise noted, the foregoing discussion compares financial information for the twelve months and three months ended December 31, 2005 to the same periods in 2004. Three month comparisons are referenced by "Q/Q", and twelve month comparisons are referenced by "Y/Y." Please see page 6 of this

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press release for the definition of operating cash flow and a discussion of management's use of this performance measure. Schedule 1 to this press release provides a reconciliation of Liberty's consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests. Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held entity presented herein to that entity's operating income for the same period, as determined under GAAP. Certain prior period amounts have been reclassified for comparability with the 2005 presentation.



FAIR VALUE OF PUBLIC HOLDINGS AND DERIVATIVES

                                                                            December      September      December
                                                                            31, 2004      30, 2005       31, 2005
(AMOUNTS IN MILLIONS AND INCLUDE THE VALUE OF DERIVATIVES)                  --------      ---------      --------
News Corporation                                                            $  9,457         8,122          8,181
InterActiveCorp                                                             $  3,824         1,755          1,960
Expedia (1)                                                                 $     --         1,371          1,659
Non Strategic Public Holdings                                               $  8,612         7,897          7,513


--------------
(1) Represents fair value of Liberty's investment in Expedia. In accordance with GAAP, Liberty accounts for this investment using the equity method of accounting and includes this investment in its consolidated balance sheet at cost.


CASH AND DEBT

The following presentation is provided to separately identify cash and liquid investments and debt information.

                                                                            December         September          December
(AMOUNTS IN MILLIONS)                                                       31, 2004          30, 2005          31, 2005
                                                                            --------          --------          --------
CASH AND CASH RELATED INVESTMENTS: (1)
Consolidated Cash (GAAP)                                                    $  1,387             1,709             1,946
Consolidated Short-Term Investments (2)                                            3                11                 9
Consolidated Long-Term Marketable Securities (3)                                 301               366               380
                                                                            --------          --------          --------
     TOTAL CONSOLIDATED CASH AND LIQUID INVESTMENTS                         $  1,691             2,086             2,335
                                                                            ========          ========          ========

DEBT:
Senior Notes and Debentures (4)                                             $  6,188             4,808             4,476
Senior Exchangeable Debentures (5)                                             4,588             4,588             4,580
Other                                                                            109               908               905
                                                                            --------          --------          --------
     TOTAL DEBT                                                             $ 10,885            10,304             9,961
Less:  Unamortized Discount Attributable To Call Option Obligations           (2,289)           (2,223)           (2,194)
       Unamortized Discount                                                      (20)              (19)              (17)
                                                                            --------          --------          --------
     CONSOLIDATED DEBT (GAAP)                                               $  8,576             8,062             7,750
                                                                            ========          ========          ========

--------------
(1) Cash and cash related investments of Ascent Media Group, Inc. have been excluded for all periods as these assets were spun off as part of Discovery Holding Company.

(2) Represents short-term marketable debt securities which are included in other current assets in Liberty's consolidated balance sheet.

(3) Represents long-term marketable debt securities which are included in investments in available-for-sale securities and other cost investments in Liberty's consolidated balance sheet.

(4) Represents face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(5) Represents face amount of Senior Exchangeable Debentures with no reduction for the unamortized discount attributable to the embedded call option obligation.


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Liberty's Total Consolidated Cash and Liquid Investments increased $249 million and Total Debt decreased $343 million compared to September 30, 2005. The decrease in Total Debt was due to repayments of corporate debt as part of the debt reduction plan announced in the fourth quarter of 2003. Debt repayments made in 2005 were the final debt repayments to be made under the debt reduction plan. Total Consolidated Cash and Liquid Investments increased due to cash flows from operations of Liberty's subsidiaries and proceeds from the expiration of certain equity collars which were partially offset by the debt repayments.

Liberty's Total Consolidated Cash and Liquid Investments increased $644 million and Total Debt decreased $924 million compared to December 31, 2004. The decrease in Total Debt was due to the tender offer executed in April 2005 and other repayments of corporate debt as part of the aforementioned debt reduction plan, offset partially by borrowings against the QVC bank credit facility. Total Consolidated Cash and Liquid Investments increased due to cash flows from operations of Liberty's subsidiaries and proceeds from the expiration of certain equity collars which were partially offset by the debt repayments, interest expense and the $200 million cash contribution related to the Discovery Holding Company spin off.

OUTSTANDING SHARES

At December 31, 2005, there were approximately 2.803 billion outstanding shares of L and LMC.B and 83 million shares of L and LMC.B reserved for issuance pursuant to warrants and employee stock options. At December 31, 2005, there were 13 million options that had a strike price that was lower than the closing stock price. Exercise of these options would result in aggregate proceeds of approximately $48 million.

2006 OUTLOOK

On November 9, 2005, Liberty announced its intention to create, subject to stockholder approval, two new tracking stocks. Liberty Interactive will reflect the separate performance of our businesses engaged in video and on-line commerce, including our subsidiaries, QVC and Provide Commerce and our interests in IAC/InterActiveCorp and Expedia. Liberty Capital will reflect the separate performance of all of our assets and businesses not attributed to Liberty Interactive.

This event is expected to occur in early May of 2006. Liberty is in the process of refining its disclosure of financial data for each of the two groups and will provide guidance for 2006 before the tracking stocks are issued.

CERTAIN STATEMENTS IN THIS PRESS RELEASE MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, INCLUDING THE STATEMENT UNDER THE HEADING "2006 OUTLOOK." SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE OPERATING BUSINESSES OF LIBERTY INCLUDED HEREIN OR INDUSTRY RESULTS, TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, AMONG OTHERS: THE RISKS AND FACTORS DESCRIBED IN THE PUBLICLY FILED DOCUMENTS OF LIBERTY, INCLUDING THE MOST RECENTLY FILED FORM 10-K OF LIBERTY; GENERAL ECONOMIC AND BUSINESS CONDITIONS AND INDUSTRY TRENDS INCLUDING IN THE ADVERTISING AND RETAIL MARKETS; THE CONTINUED STRENGTH OF THE INDUSTRIES IN WHICH SUCH BUSINESSES OPERATE; CONTINUED CONSOLIDATION OF THE BROADBAND DISTRIBUTION AND MOVIE STUDIO INDUSTRIES; UNCERTAINTIES INHERENT IN PROPOSED BUSINESS STRATEGIES AND DEVELOPMENT PLANS; CHANGES IN DISTRIBUTION AND VIEWING OF TELEVISION PROGRAMMING, INCLUDING THE EXPANDED DEPLOYMENT OF PERSONAL VIDEO RECORDERS AND IP TELEVISION AND THEIR IMPACT ON TELEVISION ADVERTISING REVENUE AND HOME SHOPPING NETWORKS; INCREASED DIGITAL TELEVISION PENETRATION AND THE IMPACT ON CHANNEL POSITIONING OF OUR NETWORKS; RAPID TECHNOLOGICAL CHANGES; FUTURE FINANCIAL PERFORMANCE, INCLUDING AVAILABILITY, TERMS AND DEPLOYMENT OF CAPITAL; AVAILABILITY OF QUALIFIED PERSONNEL; THE DEVELOPMENT AND PROVISION OF PROGRAMMING FOR NEW TELEVISION AND TELECOMMUNICATIONS TECHNOLOGIES; CHANGES IN, OR THE FAILURE OR THE INABILITY TO COMPLY WITH, GOVERNMENT REGULATION, INCLUDING, WITHOUT LIMITATION, REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION, AND ADVERSE OUTCOMES FROM REGULATORY PROCEEDINGS; ADVERSE OUTCOMES IN PENDING LITIGATION; CHANGES IN THE NATURE OF KEY STRATEGIC RELATIONSHIPS WITH PARTNERS AND JOINT VENTURES; COMPETITOR RESPONSES TO SUCH OPERATING BUSINESSES' PRODUCTS AND SERVICES, AND THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, INCLUDING ACCEPTANCE OF THE PRICING OF SUCH PRODUCTS AND SERVICES; AND THREATENED TERRORIST ATTACKS AND ONGOING MILITARY ACTION, INCLUDING ARMED CONFLICT IN THE MIDDLE EAST AND OTHER PARTS OF THE WORLD. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PRESS RELEASE. LIBERTY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN LIBERTY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

Contact:  John Orr (720) 875-5622


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SUPPLEMENTAL INFORMATION

As a supplement to Liberty's consolidated statements of operations, the following is a presentation of quarterly and annual financial information and operating metrics on a stand-alone basis for the two largest privately held businesses (QVC, Inc. and Starz Entertainment Group LLC) owned by or in which Liberty held an interest at December 31, 2005.

Please see below for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2004 and 2005 of operating cash flow to operating income, as determined under GAAP, for each identified entity.

QUARTERLY SUMMARY

(AMOUNTS IN MILLIONS)                      4Q04         1Q05         2Q05         3Q05         4Q05
                                          ------       ------       ------       ------       ------
QVC, INC. (98.4%)
Revenue - Domestic                        $1,347        1,025        1,034        1,039        1,542
Revenue - International                      476          439          445          436          541
                                          ------       ------       ------       ------       ------
Revenue - Total                           $1,823        1,464        1,479        1,475        2,083
                                          ------       ------       ------       ------       ------
OCF - Domestic                            $  334          241          248          235          360
OCF - International                           77           82           76           71          109
                                          ------       ------       ------       ------       ------
OCF - Total                               $  411          323          324          306          469
                                          ------       ------       ------       ------       ------
Operating Income                          $  290          200          193          179          349
Gross Margin - Domestic                     36.8%        37.3%        38.0%        36.5%        35.8%
Gross Margin - International                34.0%        38.2%        36.7%        35.3%        36.3%
Homes Reached - Domestic                    88.4         89.1         89.9         90.5         90.8
Homes Reached - International               66.0         68.2         69.8         70.3         71.9
                                          ------       ------       ------       ------       ------
STARZ ENTERTAINMENT GROUP LLC (100%)
Revenue                                   $  248          254          258          245          247
OCF                                       $   46           48           47           47           29
Operating Income (Loss)                   $    1           36           36           35           (2)
Subscription Units - Starz                  14.1         14.0         14.1         13.9         14.1
Subscription Units - Encore                 24.5         24.5         24.9         25.3         25.8
                                          ------       ------       ------       ------       ------


ANNUAL SUMMARY

(AMOUNTS IN MILLIONS)                      2004         2005
                                          ------       ------
QVC, INC. (98.4%)
Revenue - Domestic                        $4,141        4,640
Revenue - International                    1,546        1,861
                                          ------       ------
Revenue - Total                           $5,687        6,501
                                          ------       ------
OCF - Domestic                            $  977        1,084
OCF - International                          253          338
                                          ------       ------
OCF - Total                               $1,230        1,422
                                          ------       ------
Operating Income                          $  760          921
Gross Margin - Domestic                     37.0%        36.8%
Gross Margin - International                36.3%        36.6%
                                          ------       ------

STARZ ENTERTAINMENT GROUP LLC (100%)
Revenue                                   $  963        1,004
OCF                                       $  239          171
Operating Income                          $  148          105
                                          ------       ------


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NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held entities of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held entity's operating income, determined under GAAP. Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation). Operating cash flow, as defined by Liberty, excludes depreciation and amortization, stock and other equity-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

Liberty believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings from continuing operations before income taxes and minority interest (Schedule 1) and a reconciliation, for QVC and Starz Entertainment, of each identified entity's operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).

LIBERTY MEDIA CORPORATION

SCHEDULE 1

The following table provides a reconciliation of consolidated segment operating cash flow to earnings from continuing operations before income taxes and minority interest for the years ended December 31, 2004 and 2005.

(AMOUNTS IN MILLIONS)                                                        2004          2005
                                                                           -------       -------
QVC                                                                        $ 1,230         1,422
SEG                                                                            239           171
Corporate & Other                                                              (30)           (5)
                                                                           -------       -------
     CONSOLIDATED SEGMENT OPERATING CASH FLOW                              $ 1,439         1,588
                                                                           =======       =======


Consolidated segment operating cash flow                                   $ 1,439         1,588
Stock compensation                                                             (98)          (52)
Litigation Settlement                                                           42          --
Depreciation and amortization                                                 (658)         (639)
Interest expense                                                              (615)         (623)
Realized and unrealized gains (losses) on financial instruments, net        (1,284)          257
Gains (losses) on dispositions, net                                          1,406          (365)
Nontemporary declines in fair value of investments                            (129)         (449)
Other, net                                                                     121           119
                                                                           -------       -------
       EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
         AND MINORITY INTEREST                                             $   224          (164)
                                                                           =======       =======


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LIBERTY MEDIA CORPORATION

SCHEDULE 2

The following tables provide reconciliation, for QVC and Starz Entertainment, of operating cash flow to operating income calculated in accordance with GAAP for the three months ended December 31, 2004, March 31, 2005, June 30, 2005, September 30, 2005 and December 31, 2005 and the years ended December 31, 2004 and 2005, respectively.

(AMOUNTS IN MILLIONS)                      4Q04       1Q05         2Q05       3Q05        4Q05
                                          -----       -----       -----       -----       -----
QVC, INC. (98.4%)
Operating Cash Flow                       $ 411         323         324         306         469
Depreciation and Amortization              (113)       (115)       (114)       (117)       (103)
Stock Compensation Expense                   (8)         (8)        (17)        (10)        (17)
                                          -----       -----       -----       -----       -----
     OPERATING INCOME                     $ 290         200         193         179         349
                                          =====       =====       =====       =====       =====

STARZ ENTERTAINMENT GROUP LLC (100%)
Operating Cash Flow                       $  46          48          47          47          29
Depreciation and Amortization               (22)        (12)        (11)        (12)        (14)
Stock Compensation Expense                  (23)       --          --          --           (17)
                                          -----       -----       -----       -----       -----
     OPERATING INCOME (LOSS)              $   1          36          36          35          (2)
                                          =====       =====       =====       =====       =====


(AMOUNTS IN MILLIONS)                       2004          2005
                                          -------       -------
QVC, INC. (98.4%)
Operating Cash Flow                       $ 1,230         1,422
Depreciation and Amortization                (437)         (449)
Stock Compensation Expense                    (33)          (52)
                                          -------       -------
     OPERATING INCOME                     $   760           921
                                          =======       =======

STARZ ENTERTAINMENT GROUP LLC (100%)
Operating Cash Flow                       $   239           171
Depreciation and Amortization                 (63)          (49)
Stock Compensation Expense                    (28)          (17)
                                          -------       -------
     OPERATING INCOME                     $   148           105
                                          =======       =======


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